Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	May 1, 2022	January 30, 2022	May 2, 2021	May 1, 2022	May 2, 2021

Revenue	$204,509	$189,827	$159,763	$394,336	$311,830

Cost of goods sold	131,582	129,964	120,514	261,546	242,052

Gross Profit	72,927	59,863	39,249	132,790	69,778

Operating Expenses:

Selling, general and administrative	16,613	15,727	14,067	32,340	28,120

Research and development	4,206	5,939	4,375	10,145	9,085

Total Operating Expenses	20,819	21,666	18,442	42,485	37,205

Operating Income	52,108	38,197	20,807	90,305	32,573

Non-operating income (expense), net	8,021	4,707	(772)	12,728	(92)

Income Before Income Tax Provision	60,129	42,904	20,035	103,033	32,481

Income tax provision	14,689	11,178	3,714	25,867	6,651

Net Income	45,440	31,726	16,321	77,166	25,830

Net income attributable to noncontrolling interests	15,597	8,662	5,795	24,259	7,268

Net income attributable to Photronics, Inc. shareholders	$29,843	$23,064	$10,526	$52,907	$18,562

Earnings per share:

Basic	$0.49	$0.38	$0.17	$0.88	$0.30

Diluted	$0.49	$0.38	$0.17	$0.87	$0.30

Weighted-average number of common shares outstanding:

Basic	60,606	60,158	62,054	60,382	62,265

Diluted	61,145	60,936	62,568	61,041	62,786